Exhibit 10.1
DEPOSIT AND EXCLUSIVITY AGREEMENT
This Deposit and Exclusivity Agreement (this “Agreement”) is entered into as of August 13, 2026 (the “Effective Date”), by and between EMPower USA, LLC, a Texas limited liability company (“EMPower”), and Net Power, LLC, a Delaware limited liability company, on behalf of itself and its designated affiliates (“Net Power”). EMPower and Net Power are each a “Party” and together the “Parties”.
RECITALS
A. EMPower is a party to that certain Engineering, Procurement and Construction Agreement dated December 15, 2025, by and between EMPower and Saulsbury Industries, Inc. (“Saulsbury”), as amended by the First Amendment to EPC Agreement dated March 6, 2026, the Second Amendment to EPC Agreement dated May 13, 2026, and the Third Amendment to EPC Agreement dated June 30, 2026 (collectively, the “EPC Agreement”), relating to the engineering, procurement and construction of a 123 MW power generation project located in Odessa, Texas (the “Project”).
B. Saulsbury is, in turn, party to an Equipment Supply Contract with Wärtsilä North America, Inc. (“Wärtsilä”), as amended (the “EEQ Agreement”), pursuant to which Saulsbury, as buyer, procures certain generating equipment for the Project from Wärtsilä, and pursuant to which EMPower is designated as “Owner” for purposes of certain flow-down benefits, notices and step-in rights, including under Section 4.6 and Attachment M of the EPC Agreement.
C. The Parties are parties to a confidentiality agreement dated July 20, 2026, under which EMPower has shared the EPC Agreement and the EEQ Agreement with Net Power for purposes of evaluating the Transaction (as defined below) (the “NDA”).
D. On August 5, 2026, Net Power delivered to EMPower a non-binding Expression of Interest (the “EOI”) setting forth indicative, non-binding principal deal terms for the acquisition by Net Power of EMPower’s contractual position under the EPC Agreement, together with the associated rights and benefits relating to the EEQ Agreement, for use at a separate Net Power project site (the “Transaction”).
E. The Parties desire to convert a discrete portion of their understanding (namely, Net Power’s deposit, EMPower’s exclusivity, and their obligation to negotiate the Transaction Documents (as defined below) in good faith) into binding obligations, while all other aspects of the Transaction remain governed by the non-binding EOI unless and until superseded by duly executed Transaction Documents. This Agreement is a freestanding, binding contract separate from, and not merely a variation of, the EOI, and, except as expressly set forth herein, nothing in this Agreement modifies the non-binding nature of the EOI or of any term not addressed in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:
“Alternative Transaction” means any transaction, or proposal, offer, inquiry or indication of interest (whether binding or non-binding) with respect to any transaction, other than the Transaction with Net Power, involving (a) the sale, assignment, transfer, encumbrance or other disposition of all or any material portion of EMPower’s rights, title or interest in or under the EPC Agreement or the EEQ Agreement, or the equipment procured thereunder, (b) any merger, consolidation, business combination, recapitalization, or sale of equity interests in EMPower, or (c) EMPower’s or an EMPower affiliate’s development of the project contemplated under the EPC Agreement for a third party customer or power offtaker.
“Board of Directors” means the Board of Directors of Net Power.
“Closing” means the consummation of the Transaction pursuant to the Assignment and Assumption Agreement.
“Deposit(s)” means Deposit One or Deposit Two, or collectively Deposit One and Deposit Two.
“Deposit One” means $3,000,000, payable by Net Power in accordance with Section 2.1.
“Deposit Two” means $17,000,000, payable by Net Power in accordance with Section 2.1.
“Diligence Out” has the meaning set forth in Section 4.1.
“Exclusivity Period” means the period commencing on the Effective Date and ending on the earlier of (a) the Closing, and (b) the termination of this Agreement in accordance with Article 6; provided that, if Net Power fails to fund Deposit Two when due under Section 2.1(B) (other than as a result of the non-satisfaction of any condition set forth in Section 2.1(B) or Section 2.1(C)), the Exclusivity Period shall terminate automatically, EMPower shall be entitled to retain Deposit One in accordance with Section 2.4(b), and EMPower shall thereafter be free to solicit, discuss, negotiate and consummate any Alternative Transaction.
“Notice of Suspension of Work” means that certain Notice of Suspension of Work effective July 1, 2026, issued under the EPC Agreement.
“Outside Date” means 5:00 p.m., Central Time, on August 24, 2026, subject to Section 6.3.
“Premium” means $40,000,000, the premium payable by Net Power to EMPower at Closing as described in Exhibit A to the EOI, subject to the Deposit Credit described in Section 2.3.
“Reimbursement Amount” means the amount to be reimbursed to EMPower at Closing for amounts previously paid by EMPower under the EPC Agreement, including amounts attributable to the EEQ scope, as evidenced by paid invoices and reasonable proof of payment, net of any credits, refunds, or amounts subject to good-faith dispute, all as more particularly set forth in the Assignment and Assumption Agreement. The Reimbursement Amount shall not exceed $18,947,272.70 in the aggregate, and EMPower shall deliver to Net Power, not later than five (5)

business days prior to Closing, a schedule of all such amounts together with the supporting invoices and proof of payment.
“Representatives” has the meaning set forth in Section 3.1.
“Third-Party Consent” means the written consent of Saulsbury and the written acknowledgment of Wärtsilä referenced in Section 5.1 and Section 5.2, and any other third-party consent identified by the Parties acting reasonably and in good faith as necessary to consummate the Transaction.
“Transaction Documents” means the Assignment and Assumption Agreement, the Saulsbury Consent, which includes the Wärtsilä Acknowledgment, and each material agreement, instrument, consent, release, or amendment necessary to consummate the Transaction.
“Wärtsilä Acknowledgment” means the written acknowledgment of Wärtsilä North America, Inc. regarding the EEQ Agreement, as referenced in Section 5.1 and Section 5.2.
Any capitalized term used but not defined in this Agreement has the meaning given to it in the EPC Agreement or the EEQ Agreement, as applicable.
ARTICLE 2
DEPOSITS
2.1 Deposits; Payment.
A. Within two (2) business days after the Effective Date, Net Power shall deliver Deposit One directly to EMPower’s designated account by wire transfer of immediately available funds, subject to and against the security provided in Section 2.1(C). Net Power’s obligation to fund the Deposit One is not conditioned on completion of due diligence, receipt of Third-Party Consent, or any other contingency, and is unconditional and binding as of the Effective Date.
B. Subject to Section 2.1(C), within two (2) business days after August 17, 2026, Net Power shall deliver Deposit Two directly to EMPower’s designated account by wire transfer of immediately available funds, subject to and against the security provided in Section 2.1(C). Net Power’s obligation to fund the Deposit Two is conditioned on there not being any Diligence Out Notices or CP Failure Notices as of the Deposit Two funding date, whether or not the validity or effectiveness of such notice is disputed by EMPower, but it is not conditioned on receipt of any Third-Party Consent. Net Power may terminate this Agreement for convenience by providing written notice prior to August 17, 2026, in which case EMPower shall retain Deposit One, and Net Power’s obligation to fund Deposit Two, and any EMPower rights or claims with respect to Deposit Two, shall cease and be of no further force or effect. Net Power’s obligation to fund Deposit Two is further conditioned upon approval of the Transaction by Net Power’s Board of Directors, which approval may be granted, withheld, or conditioned in the sole and absolute discretion of Net Power’s Board of Directors. If such approval has not been obtained on or before August 17, 2026, this Agreement shall automatically terminate for convenience in accordance with this

Section 2.1(B) without further action by either Party; EMPower shall retain Deposit One, and Net Power’s obligation to fund Deposit Two shall cease and be of no further force or effect. In each case, such termination shall not constitute a breach of this Agreement by Net Power.
C. Net Power’s obligation to fund Deposit One under Section 2.1(A) is conditioned upon EMPower granting to Net Power, concurrently with such payment, a first-priority security interest in all of EMPower’s right, title and interest in, to and under the EPC Agreement and the EEQ Agreement, together with such financing statements and other instruments as Net Power reasonably requests to perfect the same. EMPower authorizes Net Power to file such financing statements upon execution of this Agreement and shall not grant or suffer to exist any other lien on, or assignment of, its rights under the EPC Agreement or the EEQ Agreement while any portion of the Deposits remains outstanding. Net Power’s obligation to fund Deposit Two under Section 2.1(B) is conditioned upon the security interest described above remaining a perfected, first-priority security interest at the time of payment. Upon any termination of this Agreement, Net Power shall, within three (3) business days after the later of (x) such termination and (y) EMPower’s return and repayment in full, with interest, of all Deposits then required to be returned pursuant to Section 2.4(a) (or, if no return is then required, after such termination), release such security interest, file UCC-3 termination statements (or equivalent releases) with respect to any financing statements filed under this Section 2.1(C), and execute such further documents as EMPower reasonably requests to evidence such release.
2.2 Interest. Any return or repayment of the Deposits under this Agreement shall include interest thereon at the rate specified in Section 2.4(c), accruing from the date of payment, and references to the Deposits in connection with any return, repayment or retention shall be construed accordingly.
2.3 Application at Closing. If the Closing occurs, the Deposits shall be retained by EMPower and credited dollar-for-dollar against the Premium payable by Net Power at Closing (the “Deposit Credit”), such that the cash payable by Net Power to EMPower at Closing on account of the Premium shall be reduced by the amount of the Deposit Credit.
2.4 Disposition Upon Termination. Upon termination of this Agreement pursuant to Article 6, the Deposits (together with all interest earned thereon) shall be disbursed as follows:
(a) Return to Net Power. If this Agreement terminates as a result of (i) EMPower’s material breach of this Agreement, including any breach of Article 3 (Exclusivity), (ii) Net Power’s valid exercise of the Diligence Out in accordance with Section 4.1 or delivery of a CP Failure Notice in accordance with Section 4.2, or (iii) the failure to obtain the Third-Party Consent despite each Party’s good-faith efforts undertaken in accordance with Section 5.1, then EMPower shall promptly (and in any event within three (3) business days) return the Deposits to Net Power, free of any claim by EMPower.
(b) Forfeiture to EMPower. If this Agreement terminates as a result of (i) Net Power’s material breach of this Agreement, (ii) Net Power’s election not to proceed with the Transaction for any reason other than a valid exercise of the Diligence Out under Section 4.1 or delivery of a CP

Failure Notice under Section 4.2, or (iii) the Outside Date occurring without the Closing having occurred, other than as a result of (x) EMPower’s material breach of this Agreement, (y) Net Power’s valid exercise of the Diligence Out in accordance with Section 4.1 or delivery of a CP Failure Notice under Section 4.2, or (z) the failure to obtain the Third-Party Consent despite each Party’s good-faith efforts undertaken in accordance with Section 5.1, then EMPower shall be entitled to retain the Deposits previously made as liquidated damages (and not as a penalty), it being agreed that EMPower’s actual damages in such circumstance would be difficult to ascertain with precision and that the Deposits represent the Parties’ reasonable estimate thereof. Retention of the Deposit(s) pursuant to this Section 2.4(b) shall be EMPower’s sole and exclusive remedy for any breach, default, act or omission of Net Power under or in connection with this Agreement, and for any termination of this Agreement, whether or not such breach, default, act or omission results in termination, and whether arising in contract, tort, equity or otherwise. EMPower hereby waives any other right or remedy against Net Power or any of its affiliates in respect of the foregoing, except in the case of fraud or intentional misrepresentation, willful misconduct, or gross negligence.
(c) Direct Payment. The Deposits are paid directly to EMPower; accordingly, (i) any obligation under this Agreement to return a Deposit to Net Power shall require EMPower to repay such Deposit to Net Power, together with interest at a rate per annum equal to the Secured Overnight Financing Rate (SOFR) published by the Federal Reserve Bank of New York, calculated from the date of payment until repaid, within three (3) business days, and (ii) any release or payment of a Deposit to which EMPower is entitled shall be satisfied by EMPower’s retention thereof. If the SOFR is discontinued or is no longer published by the Federal Reserve Bank of New York, the Parties shall use the successor benchmark rate designated by the Federal Reserve Bank of New York or, if none has been designated, another commercially reasonable replacement rate mutually agreed by the Parties.
2.5 No Other Use of Deposits. Neither Party shall have any right to the Deposits except as expressly set forth in this Article 2, and neither Party shall grant, or purport to grant, any lien, encumbrance, or security interest in the Deposits to any third party.
ARTICLE 3
EXCLUSIVITY
3.1 Exclusive Dealing. During the Exclusivity Period, EMPower shall not, and shall cause its affiliates, officers, directors, employees, agents, and representatives (collectively, “Representatives”) not to, directly or indirectly: (a) solicit, initiate, seek, encourage, or facilitate any inquiry, proposal, or offer relating to an Alternative Transaction; (b) engage or participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with or for the purpose of facilitating, an Alternative Transaction; (c) enter into any letter of intent, term sheet, agreement in principle, or definitive agreement relating to an Alternative Transaction; or (d) otherwise cooperate with, or knowingly facilitate, any effort by any third party to pursue an Alternative Transaction. Following any termination of this Agreement, EMPower shall be free to solicit, negotiate and consummate any Alternative Transaction without restriction. During the Exclusivity Period, if EMPower receives any unsolicited inquiry, proposal or offer relating to an Alternative Transaction, EMPower may acknowledge receipt and advise the inquiring party that it is subject to exclusivity, and shall notify Net Power in writing within twenty-four (24) hours of the identity of the inquiring party and the terms proposed. EMPower shall not disclose to any third party the existence or terms of this Agreement or of the Transaction, other than as permitted by Section 8.2.
3.2 Good-Faith Negotiation. During the Exclusivity Period, each Party shall negotiate in good faith, and shall use commercially reasonable efforts to promptly finalize, execute, and deliver the Transaction Documents, on the basis of the principal deal terms set forth in Exhibit A to the EOI and this Agreement, it being understood that this Section 3.2 does not obligate either Party to agree to any term not addressed in the EOI or this Agreement.
3.3 Parties’ Commitment. Subject to the terms and conditions of this Agreement, the Parties irrevocably agree to proceed with and consummate the Transaction on the principal economic and commercial terms set forth in Exhibit A to the EOI, as supplemented by this Agreement. The Parties shall negotiate and execute Transaction Documents that are substantially consistent with such terms and contain such other customary provisions as are appropriate for a transaction of this nature, provided that such additional provisions do not materially alter the economic or commercial terms set forth in the EOI or this Agreement. In the event of any conflict between Exhibit A to the EOI and this Agreement, this Agreement shall control. For the avoidance of doubt, all liabilities and obligations accrued and payable under the EPC Agreement or EEQ Agreement arising out of or relating to the period prior to Closing, any accrued delay liquidated damages, suspension, standby, storage or subcontractor costs, arrears or other unpaid amounts under the EPC Agreement or the EEQ Agreement, to the extent not disclosed in writing by EMPower to Net Power prior to the Effective Date and net of any amounts subject to good-faith dispute, shall remain the sole responsibility of EMPower and shall be discharged by EMPower at or prior to Closing, or, as agreed by the Parties, deducted from the Premium payable at Closing. At Closing, Net Power shall pay to EMPower the Reimbursement Amount and the Premium, in each case as reasonably adjusted pursuant to this Section 3.3. For the avoidance of doubt, the exception above for liabilities disclosed in writing by EMPower prior to the Effective Date applies only to liabilities disclosed with reasonable specificity as to amount and basis, and only to the extent such disclosed liabilities do not exceed $270,000 in the aggregate; any disclosed liabilities in excess of that amount shall remain the sole responsibility of EMPower. For the further avoidance of doubt, Suspension Amounts (meaning amounts payable to Saulsbury or Wärtsilä in respect of any suspension of work occurring prior to Closing, including under the Notice of Suspension of Work, and related standby, storage, preservation, demobilization, remobilization and subcontractor charges) shall be assumed by Net Power at Closing and shall be for Net Power’s account, and shall not count against the ceiling in the immediately preceding sentence; provided that any portion of such amounts attributable to EMPower’s breach of the EPC Agreement, or to EMPower’s failure to pay any such amount that became due and payable prior to Closing, shall remain the sole responsibility of EMPower.
3.4 Remedies. Notwithstanding anything to the contrary herein, each Party acknowledges that a breach of Article 3 may cause irreparable harm for which monetary damages may be an inadequate remedy. Accordingly, either Party shall therefore be entitled to seek injunctive or other equitable relief to enforce Article 3, in addition to (a) in the case of Net Power, the return of the Deposit and any other remedies available under this Agreement, and (b) in the case of EMPower, retention of the Deposit(s) in accordance with Section 2.4(b) and any other remedies available under this Agreement without any requirement to post bond except as required by applicable law.
ARTICLE 4
DILIGENCE OUT AND OTHER CONDITIONS PRECEDENT TO CLOSING
4.1 Diligence Out. Notwithstanding anything to the contrary in this Agreement, Net Power may terminate this Agreement pursuant to Section 2.4(a)(ii) if, on or before the date that is five (5) business days prior to the Outside Date, Net Power delivers to EMPower a written notice (a “Diligence Out Notice”), reasonably describing the basis therefor, that Net Power’s due diligence has revealed one or more of the following (each, a “Material Adverse Fact”):
(a) there exist liens, security interests, or other third-party rights affecting the EPC Agreement, the EEQ Agreement, or the equipment procured thereunder and that have not been released, subordinated, or waived;
(b) Saulsbury or Wärtsilä (i) refuses to grant the Third-Party Consent, (ii) conditions the Third-Party Consent on terms that materially and adversely differ from the terms contemplated by this Agreement, or (iii) fails to complete its know-your-customer or similar due diligence review of Net Power (or its designated affiliate, as applicable) to its satisfaction;
(c) there exists any fact, circumstance, or condition that Net Power identifies, acting reasonably, that would reasonably be expected to result in a material adverse change in the cost, schedule, performance or warranty protection of the Transaction to Net Power, including as a result of the relocation of the Project, required amendments or change orders, delivery or installation requirements, or the preservation of performance guarantees or warranties, and that either (i) is inconsistent with information contained in the EPC Agreement, the EEQ Agreement, the data room, or EMPower’s written responses to the due diligence log dated August 3, 2026, or (ii) is first disclosed or communicated to Net Power by Saulsbury or Wärtsilä after the Effective Date and was not disclosed in the materials described in clause (i), it being agreed that the quantification of any amount, claim or cost previously identified without a stated amount shall constitute a fact first disclosed for purposes of this clause (ii);
(d) there is any material error, discrepancy, or inconsistency in EMPower’s responses to the due diligence log dated August 3, 2026, or any material matter therein remains unsubstantiated as of the Effective Date; or
(e) there exists any material discrepancy, inconsistent with EMPower’s representations, between the amounts EMPower represents to have paid under the EPC Agreement and the EEQ Agreement and the amounts substantiated by paid invoices and proof of payment provided to Net Power.
Notwithstanding the foregoing, no Material Adverse Fact shall be deemed to exist, and no Diligence Out Notice shall be valid or effective, to the extent the underlying fact resulted from Net

Power’s own act, omission, delay, or failure to timely cooperate, including any failure to timely provide KYC or other diligence information reasonably requested by Saulsbury or Wärtsilä.
4.2 Conditions Precedent to Closing. Notwithstanding anything to the contrary in this Agreement, Net Power may terminate this Agreement pursuant to Section 2.4(a)(ii) if, on or before the Outside Date, Net Power delivers to EMPower a written notice (a “CP Failure Notice”), reasonably describing the basis therefor, that despite the Parties’ good-faith, commercially reasonable efforts, the Transaction Documents have not been finalized in forms substantially consistent with the EOI and this Agreement and are not ready for execution and delivery as of the Outside Date; provided that Net Power may not rely on this clause to the extent such failure results primarily from Net Power’s material breach of this Agreement or Net Power’s refusal to agree to a term expressly required by the EOI or this Agreement. Net Power will use commercially reasonable efforts to identify any circumstances that would warrant the delivery of a CP Failure Notice to EMPower at least five (5) business days prior to the Outside Date. Further, in the event Net Power delivers a CP Failure Notice to EMPower, EMPower shall have five (5) business days to resolve the CP Failure Notice, during which time the Outside Date will be extended to the later of (i) the original Outside Date and (ii) five (5) business days after Net Power’s delivery of the CP Failure Notice, provided that (x) the Outside Date may be extended pursuant to this Section 4.2 on only one occasion, and (y) in no event shall the Outside Date be extended beyond August 31, 2026. In addition, Net Power may deliver a CP Failure Notice if Saulsbury or Wärtsilä refuses to provide, or notifies either Party that it will not provide, the Third-Party Consent, or refuses or fails, after written request and a reasonable opportunity to respond, to provide the confirmations required by Section 5.1, or qualifies, conditions or limits any of such confirmations in a manner that reflects a specific, substantive failure to confirm the matters described in Section 5.1(a) through (d). The resolution period and Outside Date extension set forth above shall apply equally to any CP Failure Notice delivered under this sentence.
4.3 Effect of Timely Exercise. A timely and properly delivered Diligence Out Notice shall automatically terminate this Agreement effective upon delivery, and a timely and properly delivered CP Failure Notice shall automatically terminate this Agreement effective upon expiration of the resolution period described in Section 4.2 unless the matters giving rise thereto have been resolved within such period, in each case without further action by either Party, and the Deposit shall be returned to Net Power in accordance with Section 2.4(a).
4.4 Waiver. If Net Power does not deliver a Diligence Out Notice on or before the date that is five (5) business days prior to the Outside Date, the Diligence Out shall be deemed irrevocably waived. Net Power may deliver a CP Failure Notice at any time on or before the Outside Date in accordance with Section 4.2, and any such notice delivered on the Outside Date shall be deemed delivered immediately prior to any termination occurring under Section 6.2(e).
ARTICLE 5
COOPERATION; THIRD-PARTY CONSENT AND ACKNOWLEDGMENT; DEFINITIVE DOCUMENTATION

5.1 Third-Party Consent. Each Party shall use good-faith, commercially reasonable efforts to obtain the Third-Party Consent as promptly as practicable after the Effective Date, including by providing Saulsbury and Wärtsilä with such information (including KYC and other diligence materials reasonably requested by such parties) as may be reasonably necessary. It shall be a condition to Net Power’s obligation to close, and not an obligation of EMPower to procure, that the Third-Party Consent include written confirmation from each of Saulsbury and Wärtsilä as to matters arising prior to Closing only, namely: (a) the aggregate amount payable or claimed in respect of any suspension of work occurring prior to Closing, including the Notice of Suspension of Work effective July 1, 2026, and all arrears, standby, storage, preservation and subcontractor charges, which confirmation shall set forth such aggregate amount or, where a final amount is not then determinable, a good-faith estimate thereof identified as such; (b) that no default, claim, dispute, request for equitable adjustment or reservation of rights exists as of Closing other than as expressly identified therein; (c) that no claim has accrued or been asserted as of Closing under Attachment A, Schedule A-4, Section 6.0, Special Condition 4 of the EPC Agreement; and (d) the mechanism and timing by which title to and risk of loss in the equipment passes. For the avoidance of doubt, nothing in this Agreement requires EMPower to procure any consent, amendment, change order, schedule commitment, long-lead equipment arrangement or other accommodation relating to the relocation of the Project, the Project schedule, or any other matter arising from and after Closing, all of which are matters solely between Net Power and Saulsbury or Wärtsilä.
5.2 Definitive Documentation. The Parties shall negotiate in good faith, execute, and deliver at or prior to Closing: (a) an Assignment and Assumption Agreement, providing for the assignment by EMPower to Net Power of all of EMPower’s right, title, and interest in, to, and under the EPC Agreement (together with the associated benefits relating to the EEQ Agreement) and the assumption by Net Power of the associated obligations; (b) a consent of Saulsbury to such assignment (including the Wärtsilä Acknowledgment) (the “Saulsbury Consent”). The Wärtsilä Acknowledgment through the Saulsbury Consent shall be effective by its own terms. Any subsequent amendment to the EEQ Agreement to conform the “Owner” defined term and the Project description and location shall be administrative and conforming in nature only and shall not modify any commercial term. For clarity, a Party’s refusal to proceed with the Transaction on the principal economic terms set forth in Exhibit A of the EOI as supplemented by this Agreement shall be considered a material breach of this Agreement; provided that the proposal, negotiation or discussion of terms in the course of preparing the Transaction Documents shall not of itself constitute a rejection or material modification for this purpose.
5.3 Access to Information. EMPower shall provide Net Power and its Representatives with reasonable access, during normal business hours and upon reasonable notice, to the EPC Agreement, the EEQ Agreement, and related project information described in the EOI, subject to the NDA.
5.4 Interim Operating Covenants. From the Effective Date until the earlier of the Closing or termination of this Agreement, EMPower shall not, without Net Power’s prior written consent (not to be unreasonably withheld, conditioned, or delayed): (a) amend, modify, waive any material right under, or terminate the EPC Agreement or the EEQ Agreement, other than in the ordinary course consistent with past practice or as required to comply with existing obligations; (b) assign, transfer, or encumber any right or interest in the EPC Agreement or the EEQ Agreement; (c) take or omit to take any action that would reasonably be expected to result in a default under the EPC Agreement or the EEQ Agreement; or (d) settle, compromise, acknowledge, or agree the amount of any Suspension Amount (as defined in Section 3.3) or of any other claim or amount asserted under the EPC Agreement or the EEQ Agreement.
ARTICLE 6
TERM; TERMINATION
6.1 Term. This Agreement shall commence on the Effective Date and continue until the earlier of the Closing or termination in accordance with this Article 6.
6.2 Termination Events. This Agreement shall automatically terminate upon the earliest to occur of: (a) the Closing; (b) delivery of a valid Diligence Out Notice or CP Failure Notice pursuant to Section 4.1 or Section 4.2, as applicable; (c) written mutual agreement of the Parties to terminate; (d) a material, uncured breach of this Agreement by either Party that is not cured within five (5) business days after written notice thereof; or (e) the Outside Date, if the Closing has not occurred by such date.
6.3 No Extension Absent Mutual Written Agreement. The Outside Date may be extended only by the mutual written agreement of both Parties. Neither Party is obligated to agree to any such extension, and the Parties’ current intent, reflected throughout this Agreement, is to consummate the Closing on or before the Outside Date.
6.4 Survival. Article 2 (Deposits) (to the extent necessary to give effect to the disposition of the Deposit), Section 3.4 (Remedies), Article 8 (Confidentiality), and Article 9 (Miscellaneous) shall survive any termination of this Agreement.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
7.1 Mutual Representations. Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly authorized, executed, and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms; and (d) the execution, delivery, and performance of this Agreement do not conflict with or violate any organizational document, law, or material agreement to which it is a party.
7.2 EMPower Representations. EMPower further represents and warrants that: (a) it has not previously assigned, transferred, or encumbered its rights under the EPC Agreement or the EEQ Agreement, and no third party (other than Saulsbury and Wärtsilä, as applicable), including without limitation Ammper or any affiliate thereof, holds any consent, collateral, or approval right with respect to such rights; (b) to EMPower’s knowledge, there is no financing in place, and no lender or other third party holds any lien, security interest, or consent right, with respect to the EPC Agreement, the EEQ Agreement, or the equipment procured thereunder, including under any Texas Energy Fund arrangement; (c) EMPower has made available to Net Power true, correct, and complete copies of the EPC Agreement, the EEQ Agreement, and all amendments thereto; (d) Schedule 7.2(d) sets forth a true, correct and complete list of all amounts paid by EMPower under the EPC Agreement, including amounts attributable to the EEQ scope, through the Effective Date, including for each payment the date, amount, payee and invoice reference; (e) except as set forth on Schedule 7.2(e), there are no liabilities, arrears, delay liquidated damages, suspension, standby, storage, preservation or subcontractor charges, claims, requests for equitable adjustment or reservations of rights outstanding, accrued or, to EMPower’s knowledge, threatened under the EPC Agreement or the EEQ Agreement, it being understood that, in respect of Suspension Amounts (as defined in Section 3.3), this representation is given to EMPower’s knowledge and by reference to the matters disclosed on Schedule 7.2(e); and (f) EMPower’s written responses to the due diligence log dated August 3, 2026 were true, correct and complete in all material respects when made and remain true, correct and complete in all material respects as of the Effective Date.
ARTICLE 8
CONFIDENTIALITY
8.1 Continued Effect of NDA. The NDA remains in full force and effect and governs the treatment of confidential information exchanged in connection with the Transaction. This Agreement does not expand or diminish either Party’s obligations under the NDA.
8.2 Existence of this Agreement. The existence and terms of this Agreement shall be treated as confidential information under the NDA, except that either Party may disclose such information (a) to Saulsbury and Wärtsilä to the extent necessary to obtain the Third-Party Consent, (b) to its Representatives on a need-to-know basis, (c) to the extent required by applicable law or stock exchange rule, or (d) with the other Party’s prior written consent.
ARTICLE 9
MISCELLANEOUS
9.1 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflict of laws principles. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas, in connection with any dispute arising out of or relating to this Agreement.
9.2 Notices. All notices under this Agreement shall be in writing and delivered by email (with confirmation of receipt), or overnight courier to the addresses set forth on the signature page hereto, or such other address as a Party may designate by notice given in accordance with this Section 9.2.
9.3 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that Net Power may assign this Agreement to a designated affiliate (meaning a wholly-owned direct or indirect subsidiary of Net Power) identified to EMPower in writing, provided that Net Power shall remain liable for such affiliate’s performance.
9.4 Entire Agreement. This Agreement, together with the NDA and (to the extent not superseded hereby) the EOI, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior discussions, negotiations, and agreements, written or oral, relating thereto. Other than the matters expressly made binding by this Agreement, the EOI remains non-binding in accordance with its terms.
9.5 Amendment; Waiver. This Agreement may be amended, and any provision waived, only by a written instrument signed by both Parties. No waiver of any breach shall be deemed a waiver of any subsequent breach.
9.6 Counterparts. This Agreement may be executed in counterparts (including by electronic signature or PDF), each of which shall be deemed an original, and all of which together shall constitute one instrument.
9.7 No Partnership. Nothing in this Agreement creates any partnership, joint venture, agency, or fiduciary relationship between the Parties.
9.8 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the Transaction.
9.9 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall EMPower’s aggregate liability to Net Power arising out of or relating to this Agreement exceed $3,000,000, (ii) Net Power’s aggregate liability for any breach, default, act or omission of Net Power under or in connection with this Agreement, and for any termination of this Agreement, whether or not such breach, default, act or omission results in termination, and whether arising in contract, tort, equity or otherwise, shall be limited to EMPower’s retention of the Deposit(s) as set forth in Section 2.4(b); and (iii) in no event shall either Party be liable to the other for any consequential, incidental, indirect, special, exemplary, or punitive damages, or for lost profits, arising out of or relating to this Agreement, whether in contract, tort, or otherwise; provided that the foregoing limitations of liability shall not limit either Party’s liability for (i) breaches of confidentiality, (ii) fraud or willful misconduct, (iii) any obligation to return, repay or cause the return of the Deposit(s) if warranted by this Agreement, including EMPower’s repayment obligations under Section 2.4(c), any guarantee delivered pursuant to Section 2.1(C) and the enforcement of any security interest granted pursuant to Section 2.1(C); or (iv) any right to injunctive or other equitable relief under Section 3.4 or to enforce Article 8; provided that neither Party shall be entitled to specific performance of the other Party’s obligation to consummate the Transaction, it being agreed that the disposition of the Deposit(s) pursuant to Article 2, together with the other rights and remedies preserved by this Section 9.9, shall govern the consequences of any failure of the Transaction to close. Notwithstanding the foregoing, the limitation in clause (i) of this Section 9.9 shall not apply to any willful and material breach of Section 3.1 or Section 5.4. No election, termination or failure to proceed for which this Agreement expressly specifies the disposition of the Deposits shall, of itself, constitute fraud, intentional misrepresentation, willful misconduct or gross negligence for purposes of this Agreement. For the avoidance of doubt, references in this Section 9.9 to the return of the Deposit(s) mean the return of the Deposit(s), together with all interest earned thereon.
9.10 Substitute Purchaser. A “Step-In Event” shall occur if Net Power (i) delivers written notice expressly electing not to consummate the Closing for a reason within Net Power’s control, or (ii) fails to consummate the Closing on or before the Outside Date for a reason within Net Power’s control; provided that no Step-In Event shall occur to the extent such election or failure results from (A) Net Power’s timely and valid delivery of a Diligence Out Notice or CP Failure Notice, (B) EMPower’s material breach of this Agreement, or (C) any other circumstance expressly entitling Net Power to terminate this Agreement and receive the return of the Deposits pursuant to Section 2.4(a).
Not later than five (5) business days following the Effective Date, Net Power may identify to EMPower in writing one or more proposed substitute purchasers (each, a “Pre-Approved Substitute”). Such list shall be final upon delivery and may not be amended, supplemented or replaced without EMPower’s prior written consent. No substitution rights shall exist with respect to any Person not identified on such list.
Upon a Step-In Event, Net Power may, by written notice to EMPower no later than ten (10) business days thereafter, designate one of the Pre-Approved Substitutes (the “Designated Substitute”) to consummate the Transaction in Net Power’s place. During such ten (10) business day period, Section 3.1 shall continue to apply notwithstanding any termination of the Exclusivity Period.
Any such substitution shall remain subject to: (i) EMPower’s completion, in its reasonable discretion, of its customary know-your-customer, sanctions, anti-money laundering and compliance review, which EMPower shall complete within five (5) business days after receiving the information it reasonably requests; (ii) satisfactory evidence of the Designated Substitute’s financial capability and source of funds; and (iii) the Designated Substitute’s execution of a written assumption agreement whereby it assumes all of Net Power’s obligations arising from and after such designation.
Upon satisfaction of the foregoing, the Designated Substitute shall, notwithstanding Section 9.3, be substituted for Net Power solely for purposes of consummating the Transaction on the same economic and commercial terms applicable to Net Power under this Agreement and the EOI, with the Designated Substitute named as the assignee under the Transaction Documents.
If the Closing is consummated with the Designated Substitute, Section 2.4(b) shall not apply to such Transaction, and EMPower shall repay the Deposit Two to Net Power in accordance with Section 2.4(c) within three (3) business days after such Closing, less EMPower’s reasonable and documented incremental costs resulting from the substitution. Notwithstanding the foregoing, EMPower shall retain Deposit One as a non-refundable step-in fee in consideration of the accommodation granted under this Section 9.10, and Section 2.4(b) shall apply to Deposit One notwithstanding anything to the contrary in this Section 9.10. Upon such substitution, Net Power shall have no further obligation to consummate the Transaction and shall have no liability for any act, omission or failure of the Designated Substitute, except for obligations and liabilities of Net Power accrued prior to such substitution. This Section 9.10 shall survive any termination of this

Agreement to the extent necessary to give effect to it, and Section 6.4 shall be deemed to include this Section 9.10.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Deposit and Exclusivity Agreement as of the Effective Date.
EMPOWER:
EMPower USA, LLC
By: /s/ Daniel Gutiérrez Méndez
Name: Daniel Gutiérrez Méndez
Title: Manager
Address for Notice: 4900 Woodway Dr. Suite 1200, Houston, Texas, Zip Code 77056, Attn: Hector Medina

By: /s/ Juan Bautista Guichard Cortina
Name: Juan Bautista Guichard Cortina
Title: Manager
Address for Notice: 4900 Woodway Dr. Suite 1200, Houston, Texas, Zip Code 77056, Attn: Hector Medina

NET POWER:
Net Power, LLC
By: /s/ Danny Rice
Name: Danny Rice
Title: Chief Executive Officer
Address for Notice: 11700 Katy Freeway, Suite 700, Houston, TX 77079, Attn: Robbie Carman

[SIGNATURE PAGE TO THE DEPOSIT AND EXCLUSIVITY AGREEMENT ENTERED BY AND BETWEEN EMPOWER USA, LLC AND NET POWER, LLC]

[Schedule 7.2(d) (EMPower Historical EPC and EEQ Payments) and Schedule 7.2(e) (Outstanding Liabilities, Arrears, and Claims) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.]